EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

YOUNEEQAI TECHNICAL SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of Common Stock by Selling Shareholders	35,814,742	$0.25	$8,953,686	$986.70

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(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 ("the Securities Act") based on the average of the 5-day average of the high and low prices of the common stock on May 8, 2023 as reported on the OTC Pink.
(2)	Based on the average price per share of $0.25 for YouneeqAI Technical Services, Inc.’s common stock on May 8, 2023 as reported by the OTC Markets Group. The fee is calculated by multiplying the aggregate offering amount by $0.0001102, pursuant to Section 6(b) of the Securities Act of 1933.